FIRST INTERNATIONAL ADVISORS, LLC ("FIA")

                  CODE OF PRACTICE GOVERNING PERSONAL DEALINGS



1.  General

FIA's employees and Directors ("staff") are entitled to manage their own affairs and are not expected to refrain from personal dealings in investments. They must, however, accept that the nature of their work imposes some restrictions on the dealings in which they can engage and reduces the extent to which they can claim complete privacy for their personal financial transactions. This applies also to dealings for any pension policies or similar arrangements over which they have discretion, to dealings by their spouses and children under the age of 18, and by any trust, private company or arrangement with another party in which they or their spouse (or such other persons) or children have an effective voice in investment decisions or a beneficial interest, and dealings by any other "connected person".

It is not meant to suggest that such dealings are disallowed. However, care will be necessary on the part of those directly or indirectly concerned with such matters to ensure that the letter and spirit of this Code are not breached. All members of staff should be prudent in their financial dealings. In particular, they should not enter into commitments which they may be unable to meet.

         For the purpose of this Code:

     (i) "investments" means all types of investments other than government securities, life policies and unit trusts;

     (ii) "dealings" include purchases, sales, subscriptions, acceptances or take-over and other offers and all other methods of acquiring and disposing of investments;

     (iii)"connected person" means any person who is connected with a member of staff by reason of a personal or business relationship (other than by virtue of being a client) such that the member of staff has influence over that person's judgment as to how to invest that person's property or exercise any rights attaching to that person's investments when that person is acting on that person's own account.

2.  Confidential Information

It is a fundamental rule that staff must not use for their own advantage or for the advantage of others (for example, other clients), any information that has come into their possession relating to policy matters, investment decisions or dealings concerning investment business undertaken for clients. The duty of confidentiality goes further, however, and a member of staff must avoid disclosing any confidential information to others, whether or not the member of staff believes the recipient of the information will benefit.

3.  Insider Dealing

Staff must comply with the Criminal Justice Act of 1993 (Part V Insider Dealing) and all other subsequent relevant legislation. A summary of the provisions of the Act is set out in Attachment B and a copy of the Act is available from the Compliance Officer.

If a member of staff is prohibited by the Act from acquiring or disposing of investments for himself or a connected person, that member of staff must not acquire or dispose of such investments for a client unless that client gives a specific instruction unprompted by a member of staff.

4.  Personal Dealings - Conflict of Interest with clients

     (a) Members of staff of FIA must at all times avoid actions which involve, or might seem to involve, a conflict of interest between themselves (or their connected persons) and a client. For this reason staff must not deal in an investment for themselves or a connected person when they are aware that FIA or another company in the First Union Group is currently buying or selling that investment or a connected investment (for example, an ADR or option) for a client or considering whether to do so. Once FIA or the other company has completed its order (and any market impact of the order has dissipated) or decided not to deal, staff may do so. For these purposes, "are aware" means "have knowledge" and does not impose a duty to make enquiries.

     (b) The staff of FIA must not undertake personal deals for themselves or a connected person directly with a client.

     (c) Under no circumstances should a member of staff accept placements and new issues directly from counterparties with whom FIA regularly deals, nor should they accept any securities at a discounted price from an intermediary.

          Staging of public issues it permitted, but only to the extent that such application is within the individual's means and within the terms of issue.

     (d) Subject as referred to in this Code, FIA hereby consents to members of staff dealing in the same investments as FIA may deal in as part of the business it has been authorized to conduct by IMRO (referred to as "Permitted Business").

5.  Dealing Services

     (a) Staff of FIA dealing on their own account or for the account of a connected person may only do so through their own broker or other counterparty and must inform the broker or counterparty concerned that the staff member is an employee or Director of FIA. Members of staff must not request or accept from the broker any credit or special dealing facilities without the prior and specific consent of the Managing Director of FIA.

          Before dealing, members of staff must clear the proposed transaction in advance by obtaining the approval of the Managing Director. Within 24 hours of the deal taking place, the transaction should be entered in the Personal Dealing Register, which is maintained by the Compliance Officer, and the entry should be initialed by the Managing Director.

          FIA's members of staff must irrevocably instruct the broker or other counterparty concerned to provide copies of contract notes for all dealings, and any other information concerning the dealings of such member of staff and connected persons, directly to the Compliance officer of FIA within one business day of the dealings.

          A file containing all such contract notes will be maintained by the Compliance Officer.

(b)      Paragraphs 4, 5(a) and 6 of this Code do not apply to the following:

          (i) personal equity plans or pension arrangements managed on a discretionary basis by a person independent of the member of staff and Connected Persons;

          (ii) discretionary management arrangements entered into by a member of staff which such an independent manager.

          Details of such arrangements as referred to in (i) and (ii) above entered into by a member of staff must be notified to the Compliance Officer as soon as they have been entered into.

          (c) Dealings in First Union Corporation (or any First Union Group company, if appropriate) are not permitted except with the prior agreement of the Managing Director.

6.  Connected Persons

          Staff must do all in their power to ensure that connected persons, when acting for their own account, observe the requirements of this Code as though they applied to those persons. If a connected person or a member of staff is an officer of employee of another investment business and subject to the personal dealing rules of that investment business instead, the Compliance Officer should be consulted.

7.  Compliance

          (a) FIA's members of staff should satisfy themselves that they and their connected persons are free to deal in any security. If in any doubt, they should consult the Managing Director before dealing.

          (b) Non-compliance with this Code and with any amendments from time to time notified to members of staff will, in appropriate cases, be deemed a breach of a fundamental term of employment and will be grounds for instant dismissal.


                ................................................


I agree to comply with the terms of the above Code of Practice.

Signed:  ................................................

Name:  ...................................................

Date:  ...................................................


                                  ATTACHMENT B

                    SUMMARY OF THE CRIMINAL JUSTICE ACT 1933
                            PART V (INSIDER DEALING)


     1. Insider dealing is governed by the Act, which provides, in general terms, that insider dealing by individuals in certain circumstances will be a criminal offense.

     2. The current climate in the securities markets is such that conduct which may at one time have been considered normal may no longer be acceptable and in any event is likely to be scrutinized and, where appropriate, called into question. Insider dealing is increasingly being taken seriously and so care must be taken at all times to comply with the Act.

     3. Under the Act, insider dealing is a criminal offense. Insider dealing includes:

          (a) buying or selling directly or indirectly, any security the price of which would be likely to be significantly affected by information known to the person buying or selling but not generally available;

     or (b) encouraging somebody else to buy or sell, whether or not that person realizes the information is not generally available;

     or (c) merely disclosing the information to another person otherwise than in the proper performance of your employment or profession.

     4. The Act makes provision for certain defenses to a charge of insider dealing but they are very limited in scope and difficult to prove. Only in very limited circumstances will your actions not look like an attempt to benefit yourself or somebody else.

     5. If you are in any doubt whether a transaction you propose to make or information you propose to disclose will bring you within the scope of the Act, YOU MUST DISCUSS IT WITH THE COMPLIANCE OFFICER (or in his absence, the Managing Director) before you take action.


     If convicted of insider dealing, you will be liable to a fine (which may be substantial) and/or imprisonment. You will have a criminal record.